AEP EMPLOYEE STOCK PURCHASE PLAN

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AEP CONFIDENTIAL
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AEP Employee Stock Purchase Plan

ARTICLE 1 - ESTABLISHMENT, EFFECTIVENESS, PURPOSE AND DURATION

Section 1.01. Establishment. American Electric Power Company, Inc., a New York corporation (hereinafter referred to as “AEP”), establishes a plan to be known as the AEP Employee Stock Purchase Plan (hereinafter referred to as this “Plan”), as set forth in this document.

Section 1.02. Effectiveness. This Plan shall become effective upon approval by the shareholders of AEP (the “Effective Date”) and shall remain in effect as provided in Section 1.04. This Plan is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

Section 1.03. Purpose. The purposes of this Plan are to: (a) provide a means by which Eligible Employees may be given an opportunity to purchase Shares; (b) facilitate the provision of market competitive total rewards to Eligible Employees; (c) increase Eligible Employee ownership of Shares to encourage ownership behaviors, and (d) encourage Participant retention. This Plan permits Eligible Employees to purchase Shares and to receive Shares from AEP.

Section 1.04. Duration. Unless sooner terminated as provided herein, this Plan shall terminate on the tenth anniversary of the Effective Date. After this Plan is terminated, no further purchase rights may be granted under this Plan but previously granted purchase rights and any Shares previously acquired under this Plan shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

ARTICLE 2 - DEFINITIONS

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.

“Administrator” means the Chief Human Resources Officer of AEP (or such successor employee who heads AEP’s Human Resources department), c/o American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio 43215-2373, (614)716–1000, or any other person or entity to whom the Administrator may delegate all or some portion of its duties, responsibilities or authorities under this Plan.

“AEP” has the meaning set forth in Section 1.01, and any successor thereto as provided in Article 13.

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“Affiliate” means any corporation or other entity (including, but not limited to, a partnership or a limited liability company) that is affiliated with AEP through stock or equity ownership or otherwise, including each Subsidiary and any other corporation or entity designated as an Affiliate for purposes of this Plan by the Administrator.

“Board” or “Board of Directors” means the Board of Directors of AEP.

“Business Day” means a day on which the Nasdaq stock exchange (or any other stock exchange on which the Shares are listed) is open for the transaction of business.

“Change in Control” shall be deemed to have occurred if:

(i)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act ), other than any company owned, directly or indirectly, by the shareholders of AEP in substantially the same proportions as their ownership of Shares or a trustee or other fiduciary holding securities under an employee benefit plan of AEP or any Subsidiary, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 33-1/3 percent of the then outstanding voting stock of AEP;

(ii)    AEP consummates a merger or consolidation with any other entity, other than a merger or consolidation which would result in the voting securities of AEP outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 66-2/3% of the total voting power represented by the voting securities of AEP or such surviving entity outstanding immediately after such merger or consolidation; or

(iii)    the shareholders of AEP approve a plan of complete liquidation of AEP, or an agreement for the sale or disposition by AEP (in one transaction or a series of transactions) of all or substantially all of AEP’s assets.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations or other published guidance thereunder and any successor or similar provision.

“Compensation” means, unless otherwise specified by the Administrator and as determined by the Administrator in its sole discretion, amounts included in an Eligible Employee’s regular bi-weekly paychecks paid by the Employee’s Participating Employer (which shall exclude any non-cash compensation such as equity award settlements and non-cash fringe benefits, and to the extent not included on a regular bi-weekly paycheck, will exclude annual incentive plan compensation, certain bonuses, awards and gift
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payments, employee referral pay, meal allowance pay, severance pay, relocation payments, and long-term incentive compensation).

“Contribution” means a deduction taken through payroll from a Participant’s Compensation (or other method of payment approved by the Administrator) for the purposes of acquiring Purchased Shares.

“Dividend Equivalent” means a right to receive an additional amount, as set out in Section 7.04 (Matching Contributions and Dividend Equivalents).

“Effective Date” has the meaning set forth in Section 1.02.

“Election Form” has the meaning given in Section 5.02(b).

“Eligible Employee” means any person who meets the requirements of Section 5.01 (Eligibility).

“Employee” means any individual designated as an employee of AEP, its Affiliates, and/or its Subsidiaries on any of their respective payroll records.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. For purposes of this Plan, references to sections of the Exchange Act shall be deemed to include references to any applicable regulations or other published guidance thereunder and any successor or similar provision.

“Excluded Employee” means an Employee:

(i)    who is included in a unit of Employees covered by a collective bargaining agreement, unless and to the extent such agreement provides that such Employees shall be eligible to participate in this Plan;

(ii)    who is an “executive officer” of AEP for purposes of Section 16 of the Exchange Act;

(iii)    who is not directly compensated by a Participating Employer or who is not treated by a Participating Employer as an active employee; or

(iv)    who, unless determined otherwise by the Administrator in its sole discretion, is not on the U.S. payroll of a Participating Employer.

“Fair Market Value” or “FMV” means, as of any date, the value of a Share determined as follows:

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(i)    If the Shares are listed on any established stock exchange or traded on any established market, the Fair Market Value of a Share will be, unless otherwise determined by the HR Committee, the closing sales price for such stock as quoted on such exchange or market on the date of determination, as reported in such source as the Administrator deems reliable. Unless otherwise provided by the HR Committee, if there is no closing sales price for the Shares on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii)    In the absence of such markets for the Shares, the Fair Market Value will be determined by the HR Committee in good faith in compliance with applicable laws and in a manner that complies with Code Section 409A.

“HR Committee” means the Human Resources Committee of the Board or a successor to such committee, or a subcommittee thereof, or any other committee designated by the Board to have any authority or responsibility assigned to the HR Committee under this Plan.

“Offering Period” means the period during which Contributions may be made toward the purchase of Shares under the Plan, as determined pursuant to Section 5.02.

“Participant” means an Eligible Employee who has elected to participate in the Plan or a person who otherwise has a Plan Account or during any required holding period for Shares, a Personal Brokerage Account; or, after death, that person’s surviving spouse, domestic partner, estate or legal representative.

“Participating Employer” means (i) AEP and (ii) each present or future Subsidiary or Affiliate of AEP designated by the Administrator as a Participating Employer. Except to the extent that the Administrator designates otherwise in its sole discretion, the Participating Employers shall be each Subsidiary that has Employees.

“Personal Brokerage Account” means brokerage account set up in the Participant’s name at the stock plan administrator used in connection with the Plan, as designated by the Administrator from time to time.

“Plan” has the meaning set forth in Section 1.01, as the same may be amended from time to time.

“Plan Account” means the account established for each Participant pursuant to Section 7.01.

“Purchase Date” means a date on which Shares are acquired for each Participant pursuant to this Plan, as determined by the Administrator in its sole discretion. Unless
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otherwise determined by the Administrator in its sole discretion, the initial Purchase Dates under the Plan shall be the last Business Day of each Offering Period.

“Purchased Shares” means Shares acquired on behalf of a Participant under the Plan.

“Purchase Price” means the price at which Participants may purchase Shares under the Plan, as determined pursuant to Section 7.02.

“Share” means a share of common stock, par value $6.50 per share, of AEP.

“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which AEP has or obtains, directly or indirectly, a proprietary interest of more than 50% by reason of stock ownership or otherwise.
ARTICLE 3 - ADMINISTRATION

Section 3.01. General. The Administrator shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Administrator may engage attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Administrator, any Participating Employer, and their officers and directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Administrator shall be final and binding upon the Participants, AEP, the Participating Employers and all other interested persons. In its sole and absolute discretion, the HR Committee or the Board may at any time and from time to time (a) exercise any and all rights and duties of the Administrator under the Plan or (b) designate one or more alternative Administrators.

Section 3.02. Authority of the Administrator. The Administrator shall have full discretionary power to interpret the terms and the intent of this Plan and any agreement or document ancillary to or in connection with this Plan, to determine how the Plan will be administered and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Administrator may deem necessary or proper. Such authority shall include, but not be limited to, construing any ambiguous provision of the Plan or documents and forms used in connection with the administration of the Plan, and, subject to Article 11, adopting modifications and amendments to this Plan, including without limitation, any that are necessary to comply with or qualify for the laws of the countries and other jurisdictions in which the AEP, its Affiliates, and/or its Subsidiaries operate.

Section 3.03. Delegation. To the extent permitted under applicable law, the Administrator may delegate to one or more employees of AEP or one of its Subsidiaries, such administrative duties or powers as it may deem advisable under this Plan, and the Administrator or any individuals to whom it has delegated duties or powers as aforesaid may employ one or
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more individuals to render advice with respect to any responsibility that the Administrator or such individuals may have under this Plan.
ARTICLE 4 - SHARES SUBJECT TO THIS PLAN

Section 4.01. Number of Shares Available. Subject to adjustment as provided in Section 4.04, the maximum number of Shares available for purchase by or grant to Participants under this Plan shall be two million (2,000,000) Shares.

Section 4.02. Share Usage.

(a) Shares purchased or granted under this Plan shall be counted as used only to the extent they are actually issued or delivered. Except as provided in Section 4.02(b), if any Shares that are subject to terms and conditions before they are granted fail to be issued or delivered by reason of failure to satisfy those terms and conditions, or that are settled in cash in lieu of Shares shall be available again for issuance under this Plan.

(b) Any Shares withheld to cover taxes shall be taken into account as Shares issued or delivered under this Plan.

Section 4.03. Adjustments in Authorized Shares.

(a) In the event of any corporate event or transaction (including, but not limited to, a change in the Shares or capitalization of AEP) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of AEP, combination of Shares, exchange of Shares, dividend in kind, or other like change in capital structure, number of outstanding Shares, or distribution (other than normal cash dividends) to shareholders of AEP, or any similar corporate event or transaction, the Administrator, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be purchased or granted under this Plan, the number and kind of Shares subject to terms and conditions before they are granted, and other value determinations applicable to pending transaction under this Plan. The Administrator, in its sole discretion, shall determine the methodology or manner of making such substitution or adjustment.

(b) The Administrator, in its sole discretion, may also make appropriate adjustments under this Plan to reflect, or that relate to, the changes or distributions described in this Section 4.03 and to modify any other terms of outstanding Offering Periods. The Administrator shall not make any adjustment pursuant to this Section 4.03 that would (i) cause any pending transaction that is otherwise exempt from Code Section 409A to become subject to Section 409A, or (ii) cause any outstanding transaction that is subject to Code Section 409A to fail to satisfy the
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requirements of Section 409A. The determination of the Administrator as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

(c) Notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Administrator may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

Section 4.04. Source of Shares. The Shares available for issuance under this Plan may be authorized and unissued Shares, treasury Shares or Shares acquired in the open market.
ARTICLE 5 - ELIGIBILITY AND PARTICIPATION

Section 5.01. Eligibility.

(a)    The Eligible Employees shall be any Employee of a Participating Employer who satisfies the following conditions as of the date determined by the Administrator in its sole discretion prior to the start of an Offering Period to be administratively practicable to allow for such individuals to be offered an opportunity to elect to become a Participant for such Offering Period:

(i)    Is not an Excluded Employee;

(ii)    Meets any qualifying service period imposed by the Administrator for continuous employment with one or more Participating Employers as specified by the Administrator; and

(iii)    Is not otherwise excluded by the Administrator in its sole discretion. Until the Administrator in its sole discretion specifies otherwise, Employees employed by a Participating Employer at exempt salary grade 11 or higher and Employees classified by a Participating Employer as a temporary employee shall be considered excluded under this provision.

(b)    If any of the criteria specified in (a) are not met at the relevant date, then such Employee shall not be eligible to participate during that Offering Period. Article 8 (Administrative Errors) will apply to any transaction that may be made in error or that is otherwise inconsistent with the terms of the Plan.

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Section 5.02. Participation.

(a)    Offering Periods. The Administrator may from time to time establish the Offering Periods hereunder, which shall be a period of no less than one month and no more than twelve months. The initial Offering Periods under the Plan shall be each six-month period ending at the end of each May and November, regardless of the number of pay periods included in any such period, provided that the Administrator may revise the length of and the period covered by any Offering Period at any time before the commencement of such Offering Period. The terms and conditions of an Offering Period shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offering Periods need not be identical, but the terms and conditions of each Offering Period will include the duration of the Offering Period.

(b)    Enrollment. Any individual who qualifies (or, as permitted by the Administrator, will qualify) as an Eligible Employee on the date established by the Administrator for such determinations may elect to become a Participant in the Plan for such Offering Period (if administratively practicable, if not, the next Offering Period) by executing a Contribution election form for the applicable Offering Period in the form, in the manner and at the time specified by the Administrator (an “Election Form”).

Section 5.03. Loss of Eligibility; Termination of Participation.

(a)    If an Employee shall fail to remain an Eligible Employee by reason of the Employee’s death or as a result of the Employee’s termination of employment with AEP or its Subsidiaries or Affiliates for any reason, including retirement, then as of the date of death or termination of employment with a Participating Employer:

(i)    The Employee will cease to be a Participant and the Employee shall not be eligible to make any further Contributions to the Plan or to receive contributions from AEP in accordance with Section 7.04; and

(ii)    Unless otherwise determined in accordance with guidelines specified by the Administrator, any Contributions held for the Employee for the current Offering Period will be returned, without interest, to the Employee or, in the case of the Employee’s death, to his or her surviving spouse, domestic partner, estate or legal representative.

(b)    Unless otherwise determined in accordance with guidelines specified by the Administrator, if an Employee fails to remain an Eligible Employee by reason of a change in employment status that had supported status as an Eligible Employee (other than as described in Section 5.03(a)),

(i)    The Employee will remain a Participant in the Plan through the end of the Offering Period in which such change occurred; and
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(ii)    Any amounts held for the Employee as Contributions for the current Offering Period will be administered in accordance with the terms of the Plan for that Offering Period.

(c)    An Employee who is no longer a Participant in the Plan as described in Section 5.03(a) or (b), may thereafter become a Participant in the Plan if they again become an Eligible Employee to the extent consistent with the terms of the Plan.
ARTICLE 6 – PARTICIPANT CONTRIBUTIONS

Section 6.01. Frequency of Contributions. A Participant may make Contributions in respect of the Participant’s Compensation pursuant to a properly completed Election Form. Contributions, as designated by a Participant pursuant to section 6.02 below, shall occur via payroll deduction on the first two regular payrolls of each month (or such other payrolls and frequency and payment methods as the Administrator may specify in its sole discretion for one or more groups of Participants) during an Offering Period, provided that the Participant receives Compensation covered by the Participant’s Election Form applicable for that Offering Period.

Section 6.02. Amount of Participant Contributions. An Eligible Employee shall designate on the applicable Election Form the portion of his or her Compensation that he or she elects to have withheld as Contributions during the Offering Period. The Administrator may, in its sole discretion, establish a minimum Contribution amount per payroll or per Offering Period.

Section 6.03. Changing Contributions.

(a)    Generally. Except to the extent provided in Article 5 or Section 6.03(b) or as otherwise specified by the Administrator in its sole discretion for an Offering Period, Contribution amounts may not be increased or decreased during an Offering Period.

(b)    Suspension of Participation During an Offering Period. Except to the extent otherwise provided by the Administrator, a Participant may suspend their participation in the Plan during an Offering Period by timely filing a new Election Form which reduces their prospective Contribution amount to $0, and to the extent then permitted by the Administrator in its sole discretion, may request a refund of Contributions previously made for that Offering Period. Such suspension election will be implemented as soon as administratively practicable after the receipt and acceptance of the new Election Form; provided that any new Election Form shall not be considered timely if it has not been accepted prior to the date that is administratively practicable for implementing that election so that it takes effect at least fourteen (14) days before the end of the current Offering Period or as the Administrator may otherwise specify in its sole discretion. A Participant who has suspended their participation as
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described in this paragraph may resume contributions for a future Offering Period by filing a new Election Form if they then are an Eligible Employee. Unless otherwise specified by the Administrator, any amounts held for the suspended Participant as accumulated Contributions for the current Offering Period that are not refunded to the Participant will be administered in accordance with the terms of the Plan for that Offering Period. Any accumulated Contributions for that Offering Period for which the Participant is permitted to and does elect a refund shall be refunded, without interest, to the Participant.
ARTICLE 7 - PLAN ACCOUNTS AND PURCHASE OF STOCK.

Section 7.01. Plan Accounts. AEP shall establish a bookkeeping account, which may be maintained through a third-party administrator, in the name of each Participant (a “Plan Account”). All Contributions made for an Eligible Employee will be credited to his or her Plan Account under the Plan. No interest or other earnings shall accrue on any Participant Contributions or the amount credited to the Plan Account. An Eligible Employee may not make any separate cash payment into their Plan Account and payment for Shares purchased under the Plan by any Eligible Employee may not be made from any source other than the Plan Account.

Section 7.02. Purchase Price. The Purchase Price for each Share purchased on a Purchase Date shall be its Fair Market Value.

Section 7.03. Number of Shares Purchased via Participant Contribution. On each Purchase Date, the funds then credited to each Participant’s Plan Account shall be applied to the purchase of Shares for such Participant. No Shares shall be purchased on a Purchase Date on behalf of any Participant whose Contributions for the Offering Period have been refunded (or are pending refund pursuant to Section 5.03(a) or otherwise in accordance with this Plan). On each Purchase Date, the amount then credited to the Participant’s Plan Account shall be divided by the Purchase Price, and the number of Shares that results shall be purchased with the amount then credited to the Participant’s Plan Account; provided however, notwithstanding anything to the contrary in this Plan, the maximum amount that may be used to purchase Shares for a Participant under this Plan in any calendar year is $25,000.

Any funds that are not used to purchase Shares shall remain in the Participant’s Plan Account to be used on a subsequent Purchase Date, provided that such funds will be refunded to the Participant in accordance with Section 5.03, in connection with the termination of the Plan or as otherwise specified by the Administrator in its sole discretion.

Section 7.04. Matching Contributions and Dividend Equivalents.

(a)    Except as otherwise specified by the Administrator, the Board or the HR Committee in their respective sole discretion for one or more Offering Periods, on each Purchase Date, AEP shall deliver a number of fully vested Shares to each eligible Participant equal to the lesser of (i) that number of Shares having an aggregate Purchase Price of one thousand dollars
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($1,000) on the Purchase Date less the aggregate Fair Market Value of any Shares previously delivered by AEP to the Participant in that calendar year (as determined based on the date such Shares were delivered to the Participant), or (ii) 50% of the number of Shares purchased on behalf of such Participant through the Participant’s Contributions to this Plan on such Purchase Date. In accordance with Article 12 (Withholding), such Shares may be delivered net of applicable taxes.

(b)    The Administrator may delay the date that AEP delivers Shares to any or all Participants until some period after the Purchase Date (“Delayed Matching Shares”), provided that:

(i)    the date of delivery shall be no later than the fifteenth (15th) day of the third month of the calendar year in which the Delayed Matching Shares become earned and vested; and

(ii)    the Administrator may in its sole discretion specify that dividend equivalents based on the dividends declared on such Delayed Matching Shares during the period beginning on the Purchase Date and ending on the date such Delayed Matching Shares are delivered to the applicable Participants (“Dividend Equivalents”) shall be credited as of the dividend payment dates with respect to such Dividend Equivalents. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Administrator in its sole discretion.

Section 7.05. Delivery of Shares. Promptly following each Purchase Date, the number of Shares purchased by each Participant shall be deposited or credited into the Participant’s Personal Brokerage Account. Shares granted by AEP to a Participant shall be deposited or credited to the Participant’s Personal Brokerage Account in accordance with Section 7.04.

Section 7.06. Holding Period. Only to the extent affirmatively specified by the Administrator in its sole discretion, a Participant’s disposal (whether by sale, exchange, gift, or other transfer of legal title) of Shares purchased by the Participant or contributed by AEP to the Plan for such Participant may be restricted until a specified period has elapsed from the date the Participant received such Shares and/or such other specified event (such as the Participant’s termination of employment with all Participating Employers).

Section 7.07. Change in Control. In the event of a Change in Control, in the sole discretion of the Board or the HR Committee, (i) any then-current purchase rights under the Plan shall be assumed or equivalent rights shall be substituted by the surviving or successor corporation or parent or subsidiary of such surviving or successor corporation (including a right to acquire the same consideration paid to the stockholders in the Change in Control), (ii) a date established by the Board or the HR Committee on or before the date of the consummation of such Change in Control shall be treated as a Purchase Date and a Participant’s accumulated
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Contributions will be used to purchase Shares, or (iii) any outstanding Offering Period shall terminate on or before the date of the consummation of such Change in Control and the accumulated Contributions will be refunded to the Participants without interest.
ARTICLE 8 – ADMINISTRATIVE ERRORS.

Any deposit of Shares into a Participant’s Personal Brokerage Account pursuant to Article 7 that is:

(a)    in error, shall be restored to AEP and any associated Participant Contributions returned to the Participant; and/or

(b)    inconsistent with any provisions in the Plan, will be restored to AEP to the extent appropriate to cause the correction of such inconsistency and any associated Participant Contributions returned to the Participant.
ARTICLE 9 – RIGHTS NOT TRANSFERABLE

Neither Contributions credited to a Participant’s Plan Account nor any rights to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect. During the lifetime of a Participant, any rights of a Participant under this Plan shall be exercised only by such Participant or by their guardian or legal representative. Notwithstanding the foregoing, the Administrator may provide in the terms of an election that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified in accordance with the terms and conditions developed for the administration of this Plan following the Participant’s death and the beneficiary designation provisions of any Personal Brokerage Account shall apply to any Shares held outright in such Personal Brokerage Account.
ARTICLE 10 - RIGHTS OF PARTICIPANTS

Section 10.01. Employment.

(a) Nothing in this Plan shall interfere with or limit in any way the right of AEP, its Affiliates, and/or its Subsidiaries to terminate any Participant’s employment or service to any Participating Employer at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service for any specified period of time.

(b) No benefits arising under this Plan shall constitute an employment contract with AEP, its Affiliates, and/or its Subsidiaries.
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Section 10.02. Rights as a Shareholder. Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to any Shares that are administered in connection with this Plan unless and until the Participant becomes the record holder of such Shares.
ARTICLE 11 - AMENDMENT AND TERMINATION

11.01. Amendment and Termination of the Plan. Subject to Section 4.03, the Board or the HR Committee may at any time amend or terminate the Plan. Notwithstanding the foregoing, no amendment of this Plan shall be made without shareholder approval if shareholder approval is required pursuant to rules promulgated by any stock exchange or quotation system on which Shares are listed or quoted or by applicable U.S. state corporate laws or regulations, applicable U.S. federal laws or regulations and the applicable laws of any foreign country or jurisdiction where Shares are, or will be, granted under the Plan.

11.02. Shares Previously Granted. Notwithstanding any other provision of this Plan to the contrary, other than Article 8 (Administrative Errors) and Sections 11.03 (Amendment to Conform to Law) and 14.15 (No Constraint on Corporate Action), no termination or amendment of this Plan shall adversely affect in any material way any Shares previously delivered under this Plan (or otherwise earned and vested), without the written consent of the Participant who received such Shares.

11.03. Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board, the HR Committee or the Administrator may amend the Plan and any instruments used in connection with the administration of the Plan, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or its administration to any law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder. By electing to participate in the Plan or to accept the delivery of Shares in connection with this Plan, a Participant agrees to any amendment made pursuant to this Section 11.03 without further consideration or action.
ARTICLE 12 - WITHHOLDING

Each Participating Employer shall have the power and the right to deduct or withhold, or require a Participant to remit the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan. To the extent permitted or required by the Administrator, Participants may elect to or be required to satisfy the withholding requirements, in whole or in part, by having the Participating Employer withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. The Participant shall remain responsible at all times for paying
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any federal, state, and local income or employment tax due with respect to any amounts that are or may become payable with respect to the Participant, and AEP, its Affiliates, and its Subsidiaries shall not be liable for any interest or penalty that a Participant incurs by failing to make timely payments of tax.
ARTICLE 13 - SUCCESSORS

All obligations of the AEP under this Plan with respect to amounts payable hereunder shall be binding on any successor to AEP, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of AEP.
ARTICLE 14 - GENERAL PROVISIONS

Section 14.01. Forfeiture Events. The Administrator may specify in connection with the administration of the Plan that the Participant’s rights, payments, and benefits with respect to amounts that may become payable to such Participant shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting conditions associated with such amount. Such events may include, but shall not be limited to, termination of employment for cause (as defined by the Administrator), termination of the Participant’s provision of services to a Participating Employer, violation of material AEP, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, disparagement or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of AEP, its Affiliates, and/or its Subsidiaries.

Section 14.02. Legend. Any certificates or statements of holdings for Shares may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer of such Shares.

Section 14.03. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

Section 14.04. Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

Section 14.05. Requirements of Law. The issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
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Section 14.06. Delivery of Title. AEP shall have no obligation to issue or deliver evidence of title for Shares issued or delivered under this Plan prior to: (a) obtaining any approvals from governmental agencies that AEP determines are necessary or advisable; and (b) completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that AEP determines to be necessary or advisable.

Section 14.07. Inability to Obtain Authority. The inability of AEP to obtain authority from any regulatory body having jurisdiction, which authority is deemed by AEP’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve AEP and its Affiliates and Subsidiaries of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

Section 14.08. Investment Representations. The Administrator may require any individual receiving Shares under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

Section 14.09. Uncertificated Shares. It is expected that the Shares transferred or issued in connection with this Plan will not be certificated. To the extent that this Plan provides for issuance of certificates to reflect the transfer or issuance of Shares, the transfer or issuance of such Shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange upon which the Shares are listed.

Section 14.10. Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that AEP, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between AEP, its Affiliates, and/or its Subsidiaries, on the one hand, and any Participant, beneficiary, legal representative, or any other individual on the other. To the extent that any individual acquires a right to receive payments from AEP, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of AEP, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of AEP, a Subsidiary, or an Affiliate, as the case may be, and no special or separate fund shall be established, and no segregation of assets shall be made to assure payment of such amounts.

Section 14.11. Fractional Shares. The Administrator may choose to grant, issue, credit and/or deliver fractional Shares pursuant to this Plan but is not required to do so. If the Administrator does not authorize the issuance, delivery or crediting of fractional shares, then the Administrator may provide this value as additional tax withholding, cash, or other property granted or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
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Section 14.12. Retirement and Welfare Plans. No Shares or cash paid by AEP, its Affiliates, or its Subsidiaries pursuant to this Plan may be included as “compensation” for purposes of computing the benefits payable to any Participant under AEP’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

Section 14.13. No Deferral of Compensation. The Plan is intended to be administered in a manner that is consistent with the requirements of Code Section 409A, and the provisions of the Plan and documents adopted in connection with its administration shall be interpreted in a manner that is not contrary to the requirements of Code Section 409A, and the Plan is intended to be operated accordingly. The Administrator may make changes in the terms or operation of the Plan (including changes that may have retroactive effect) deemed necessary or desirable to help ensure that the Plan does not violate Code Section 409A. AEP, its Affiliates, and its Subsidiaries however, make no representation or covenants that the Plan or its administration will comply with Section 409A.

Section 14.14. Non-exclusivity of this Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or the HR Committee, AEP, its Subsidiaries or its Affiliates to adopt such other compensation arrangements as it may deem desirable for any Participant.

Section 14.15. No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect AEP’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of AEP or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

Section 14.16. Governing Law. The Plan shall be governed by the laws of the state of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided by the Administrator, Participants under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Ohio, to resolve any and all issues that may arise out of or relate to this Plan.

Section 14.17. Indemnification.

(a)     Subject to requirements and limitations of applicable law, the Administrator and each individual who is or shall have been a member of the Board, or a committee appointed by the Board, or an officer of AEP, a Subsidiary, or an Affiliate to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by AEP against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in
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connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him in settlement thereof, with AEP’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give AEP an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf, unless such loss, cost, liability, or expense is a result of his own willful misconduct or except as expressly provided by statute.

(b) The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under AEP’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that AEP may have to indemnify them or hold them harmless.

Section 14.18. No Guarantee of Favorable Tax Treatment. Notwithstanding any provision of the Plan to the contrary or any action taken by AEP, Subsidiaries, or the Board with respect to any income tax, social insurance, payroll tax, or other tax, election to participate in the Plan represents the Participant’s acknowledgement that the ultimate liability for any tax owed by the Participant is and remains the Participant’s responsibility, and that AEP, its Affiliates, and its Subsidiaries make no representations or warranties about the tax treatment of any amount that is credited, payable or paid to the Participant, and does not commit to structure any aspect of the administration of the Plan to reduce or eliminate a Participant’s tax liability, including without limitation, Code Section 409A.
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